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                                AMENDMENT 2006-1
                                     TO THE
                SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT

         AMENDMENT, dated as of December 19, 2006, between Integra LifeSciences Holdings Corporation, a Delaware corporation (the "Company") and Stuart M. Essig (the "Executive").

                                    RECITALS

         WHEREAS, the Company and Executive previously entered into the Second Amended and Restated Employment Agreement, dated as of July 27, 2004, (the "Employment Agreement"), that sets forth the terms and conditions of Executive's employment with the Company, including, but not limited to, severance benefits that will be payable to Executive if he experiences a covered termination;

         WHEREAS, the Company and Executive desire to amend the Employment Agreement to provide certain severance benefits to Executive in the event Executive's employment is terminated by the Company for a covered termination in connection with a Change in Control (as defined in the Employment Agreement); and

         WHEREAS, Section 8.6 of the Employment Agreement provides that the Employment Agreement may be amended pursuant to a written agreement between Executive and the Company.

         NOW, THEREFORE, the Company and Executive hereby agree that, effective December 19, 2006, the Employment Agreement shall be amended as follows:

         1. The heading of Section 4.4 of the Employment Agreement is hereby amended in its entirety to read as follows:

                  "4.4 Termination without Cause or by Executive for Good Reason Unrelated to a Change in Control."

         2. The first sentence of Section 4.4(a) of the Employment Agreement shall be amended in its entirety to read as follows:

                  "Except as provided in Section 6.2 in the event of a Change in Control (as defined in Section 6.1), if (i) Executive's employment is terminated by the Company for any reason other than Cause or the death or Disability Termination of Executive, or (ii) Executive's employment is terminated by Executive for Good Reason (as defined herein), then (A) the Company shall pay to Executive a lump sum cash payment equal to the sum of (x) the Accrued Obligations and (y) his Base Salary (including the minimum increases provided therein) during the remainder of the then-current Term, (B) all Stock Options granted to Executive shall become immediately vested (to the extent not already vested) on the date of such termination and shall be exercisable through their original expiration dates, and (C) all Additional Unit Shares shall be delivered to Executive as provided in his Restricted Units Agreement, as amended."


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         3.       Section 4.4(b) of the Employment Agreement is hereby amended by adding the following paragraph at the end thereof:

                  "Notwithstanding anything contained herein to the contrary, "Good Reason" shall also mean if, following a Change in Control, Executive is not the Chief Executive Officer of the ultimate parent entity which directly or indirectly, through one or more subsidiaries, controls, through equity ownership, board representation or otherwise, the operation of the business that was conducted by the Company prior to the Change in Control, it being understood that the ultimate parent entity following a Change in Control is the top tier entity in the chain of entities directly or indirectly controlling the operation of the Company's business following a Change in Control and such entity may be the Company, an acquiring or successor entity or an affiliate of an acquiring or successor entity. No notice requirement or remedial period is applicable if Executive elects to terminate his employment on account of a Good Reason termination pursuant to the immediately preceding sentence following a Change in Control; provided, however, that this paragraph shall only be effective for the eighteen (18) month period following a Change in Control."

         4. Section 4.5 of the Employment Agreement is hereby amended in its entirety to read as follows:

                  "4.5 Failure to Extend. Except as otherwise provided in
                  Section 6.2 below, in the event that Executive's employment with the Company terminates due to a failure by either party to extend this Agreement pursuant to Section 2.1, the Company shall not thereafter be obligated to make any further payments hereunder other than Accrued Obligations and Executive shall be eligible to elect COBRA continuation coverage, at his expense, with respect to any Health Benefits COBRA continuation coverage is legally required to be offered to Executive. In the event that Executive's employment with the Company terminates upon expiration of the Term because the Company provides Executive with notice of termination pursuant to Section 2.1, then, in addition to the foregoing, each Additional Company Stock Option outstanding as of such date shall fully vest (to the extent not already vested) and shall remain exercisable until the expiration date of such Additional Company Stock Option (e.g., 10 years after the grant date or such lesser time as is specified in the Additional Company Stock Option grant)."

         5. Current Section 6.2 of the Employment Agreement, and all references to current Section 6.2 of the Employment Agreement, are hereby renumbered as
Section 6.3, and a new Section 6.2 is hereby added to the Employment Agreement to read as follows:

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                  "6.2 Termination without Cause or by Executive for Good Reason
                  Related to a Change in Control. Notwithstanding anything to the contrary set forth in Section 4.4(a) above, and subject to Executive and the Company executing a mutual release that is mutually agreeable (provided, however, that Executive shall not be required to execute such mutual release as a condition to the receipt of the payments and benefits described below unless the Company also executes such mutual release), in the event that within 18 months following a Change in Control: (i) the Company fails to extend this Agreement pursuant to Section 2.1, (ii) Executive terminates his employment for Good Reason or (iii) Executive's employment is terminated by the Company for a reason other than death, Disability Termination or Cause, then the Company shall:

                           (a) pay Executive an amount equal to the Accrued
                  Obligations, excluding any bonus accruals;

                           (b) pay Executive a severance amount equal to the sum
                  of (i) 2.99 times the amount that results from adding Executive's Base Salary (determined prior to any reduction that would provide Executive with the right to terminate his employment on account of Good Reason) as of his last day of active employment to the target bonus that Executive was eligible to receive in the fiscal year of his termination of employment, and (ii) a pro ration of the target bonus that Executive was eligible to receive in the fiscal year of his termination of employment, with such pro ration determined by multiplying such target bonus amount by a fraction, the numerator of which is the number of days during which Executive was employed by the Company in the fiscal year of his termination and the denominator of which is 365; except as provided below, the severance amount shall be paid in a single sum on the first business day of the month following the Date of Termination (or, if later, the first business day of the month following the date on which Executive may revoke the mutual release);

                           (c) maintain and provide to Executive, at no cost to
                  Executive, for a period ending on the later of (i) the end of the Term of the Agreement or (ii) one year following Executive's Date of Termination, continued participation in the Health Benefits and life insurance programs in which Executive, his spouse and his eligible dependents were participating immediately prior to the date of such termination at the level in effect and upon substantially the same terms and conditions (including without limitation contributions required by Executive for such benefits) as existed immediately prior to the date of termination; provided, that if Executive, his spouse or his eligible dependents cannot continue to participate in the Company programs providing such benefits, the Company shall pay or reimburse the premiums for a health care program for Executive, his spouse and his eligible dependents that is substantially equivalent to the then-current Health Benefits; but further provided, that such Health Benefits shall terminate upon the date or dates Executive receives equivalent coverage and benefits that do not include waiting period or pre-existing condition limitations, under the plans and programs of a subsequent employer (such coverage and benefits to be determined on a coverage-by-coverage or benefit-by-benefit basis). If such coverage is provided under

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                  the Company programs, then upon termination of such coverage,
                  Executive and his dependents shall be afforded Health Benefits continuation rights in accordance with COBRA; and

                           (d) pay to Executive all reasonable legal fees and
                  expenses incurred by Executive as a result of such termination of employment (including all legal fees and expenses, if any, incurred by Executive in contesting or disputing any such termination or in seeking to obtain or enforce any right or benefit provided to Executive by this Agreement whether by arbitration or otherwise).

                  Notwithstanding anything in the foregoing to the contrary, if any of the foregoing severance amounts are deemed as deferred compensation subject to the requirements of section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), the Company shall pay such severance amounts in accordance with the requirements of section 409A of the Code, which may include, among other requirements, deferring the payment of the severance benefits to a date that is no sooner than then after the six month period following Executive's Date of Termination; provided, however, that if such payment is delayed it shall be paid as soon as administratively practicable following the expiration of such six month period, but not later then the first Company payroll date that occurs after the end of such six month period. If any of the severance payments are deferred due to such requirements, there shall be added to such payments interest during the deferral period at a rate, per annum, equal to the applicable federal short-term rate (compounded monthly) in effect under
                  Section 1274(d) of the Code on the Executive's Date of Termination."

         6. In all respects not modified by this Amendment 2006-1, the Employment Agreement is hereby ratified and confirmed.

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



         IN WITNESS WHEREOF, the Company and Executive agree to the terms of the foregoing Amendment 2006-1, effective as of the date set forth above.



                                               INTEGRA LIFESCIENCES
                                               HOLDINGS CORPORATION

                                               By:/s/ Richard E. Caruso
                                                  ---------------------
                                               Name: Richard E. Caruso
                                               Title: Chairman


                                               EXECUTIVE
                                               /s/ Stuart M. Essig
                                               ------------------------
                                               Stuart M. Essig

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